Exhibit (h)(18)

Appleton, WI | Minneapolis, MN | 800-847-4836 | ThriventFunds.com

December 11, 2019

Paul R. Laubscher, Chairman

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Laubscher:

This letter is to confirm to you that Thrivent Asset Management, LLC (the “Adviser”) has contractually agreed to waive certain fees and/or reimburse certain expenses associated with the Funds as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser in subsequent periods.

1.

The Adviser has agreed, through at least February 28, 2021, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent High Income Municipal Bond Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.60% of the average daily net assets of the Class S shares.

2.

The Adviser has agreed, through at least February 28, 2021, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Low Volatility Equity Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.95% of the average daily net assets of the Class S shares.

3.

The Adviser has agreed, through at least February 28, 2021, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Multidimensional Income Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 0.85% of the average daily net assets of the Class S shares.

4.

The Adviser has agreed, through at least February 28, 2021, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Small Cap Growth Fund in order to limit the total annual fund operating expenses after fee waivers and/or expense reimbursements (excluding acquired fund fees and expenses) to an annual rate of 1.00% of the average daily net assets of the Class S shares.

Sincerely,

/s/ David S. Royal
David S. Royal
President
Thrivent Asset Management, LLC